Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Oruka Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share		457(o)	0		$0.00	$0.00	0.0001381	$0.00
Fees to be Paid	Equity	Preferred Stock, $0.001 par value per share		457(o)	0		0.00	0.00	0.0001381	0.00
Fees to be Paid	Other	Depositary Shares		457(o)	0		0.00	0.00	0.0001381	0.00
Fees to be Paid	Other	Warrants		457(o)	0		0.00	0.00	0.0001381	0.00
Fees to be Paid	Other	Unallocated (Universal) Shelf	(1)	457(o)		$		$1,000,000,000.00	0.0001381	$138,100.00

Total Offering Amounts:								$1,000,000,000.00		138,100.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$138,100.00

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Offering Note(s)

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of depositary shares and such indeterminate number of warrants to purchase preferred stock or common stock as shall have an aggregate initial offering price not to exceed $1,000,000,000. The securities registered also include such indeterminate number of shares of preferred stock and common stock as may be issued upon exercise of warrants. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the ''Securities Act''), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

The proposed maximum aggregate offering price per class of security will be determined from time to time by Oruka Therapeutics, Inc, or the
Registrant, in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3 under the Securities
Act.